                                                    Registration No. 333-

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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               -----------------

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                               -----------------

                               APPLERA CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

              Delaware                                  06-1534213
    (State or Other Jurisdiction of                  (I.R.S. Employer
     Incorporation or Organization)               Identification Number)

                                  301 MERRITT 7
                         NORWALK, CONNECTICUT 06851-1070
          (Address of Principal Executive Offices, including Zip Code)

                               -----------------

                 APPLERA CORPORATION DEFERRED COMPENSATION PLAN
                            (Full Title of the Plan)

                               -----------------

                                WILLIAM B. SAWCH
                    Senior Vice President and General Counsel
                               APPLERA CORPORATION
                                  301 Merritt 7
                         Norwalk, Connecticut 06851-1070
                                 (203) 840-2000
           (Name, Address, and Telephone Number of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                                Proposed
                                                                 Maximum        Proposed Maximum
                                              Amount to be    Offering Price   Aggregate Offering     Amount of
 Title of Securities to be Registered         Registered       Per Share (1)       Price (1)       Registration Fee
---------------------------------------------------------------------------------------------------------------------
Deferred Compensation Obligations (2)        $15,000,000       100%            $15,000,000            $1,380
=====================================================================================================================

1.   Estimated solely for purposes of determining the registration fee.

2. The Deferred Compensation Obligations are unsecured obligations of Applera Corporation to pay deferred compensation in the future in accordance with the terms of the Applera Corporation Deferred Compensation Plan.

================================================================================

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1. Plan Information.

      Not required to be filed with this Registration Statement.


Item 2. Registrant Information and Employee Plan Annual Information.

      Not required to be filed with this Registration Statement.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.


         The following documents filed by Applera Corporation (the "Company") with the Securities and Exchange Commission are incorporated in this Registration Statement by reference:


         (1) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002.


         (2) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.


         (3) The Company's Current Reports on Form 8-K filed September 27, 2002, and October 7, 2002.


         All documents subsequently filed by the Company with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

         Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4. Description of Securities.


         The securities being registered under this Registration Statement consist of obligations (the "Obligations") of the Company to pay compensation deferred by eligible employees under the terms of the Applera Corporation Deferred Compensation Plan, formerly known as The Perkin-Elmer Corporation Deferred Compensation Plan (the "Plan"). Subject to the terms of the Plan, an eligible employee (a "Participant") may enter into an agreement with the Company providing for the deferral of the payment of a portion of compensation payable by the Company to the Participant based on elections made by each Participant. A Participant's deferrals are credited to a record keeping account maintained by the Company in the name of the Participant. Each Participant account will be periodically adjusted to reflect the investment experience of one or more investment benchmarks designated under the Plan and selected by the Participant. However, the Company is not obligated to invest in any funds corresponding to these benchmarks, which are used solely for purposes of crediting or debiting a Participant's account with deemed earnings or losses.

         A Participant will be at all times fully vested in the amounts credited to his or her account. The amounts credited to a Participant's account will be paid upon the earliest of (i) a pre-retirement distribution date designated by the Participant in accordance with the Plan, (ii) termination of the Participant's employment, or (iii) the Participant's retirement or death. Payment of such amounts may be made in a lump sum or in installments over a period of up to 15 years, depending on the applicable terms of the Plan and the Participant's payment election. The Company reserves the right to accelerate the payment of any Participant's account balance in the event of a termination of the Plan. A Participant's rights to and under the Obligations cannot be assigned, alienated, sold, transferred, pledged or encumbered, except by way of transfer to the Participant's beneficiary or estate upon the Participant's death, pursuant to the terms of the Plan.

         The Obligations are general unsecured obligations of the Company which rank pari passu with other unsecured and unsubordinated indebtedness of the Company that may be outstanding from time to time. No sinking fund has or will be established with respect to the Obligations. The Obligations are not subject to redemption, in whole or in part, prior to the payment dates applicable under the Plan, and the Obligations are not convertible into any other security of the Company. The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination can reduce the amount then credited to a Participant's account. In the event the Plan is terminated prior to a Change in Control (as defined in the Plan), the Company has the right, in its sole discretion, and notwithstanding any elections made by a Participant, to pay the Obligations in a lump sum or in installments over a period of up to 15 years. After a Change in Control, the Company is required to pay the Obligations in a lump sum.


         Except as stated above, the Obligations do not enjoy the benefit of any affirmative or negative pledges or covenants by the Company. The Company has established a trust to provide for the payment of the Obligations. Subject to the terms of the trust agreement, the Company retains discretion to determine the amount and timing of any contributions to the trust. The establishment of the trust does not affect the status of the Obligations as general unsecured obligations of the Company. No Participant will have any preferred claim to, or beneficial interest in, any assets of the trust, and the assets of the trust are and will remain subject to the claims of the Company's creditors. The trustee of the trust is required to administer the trust in accordance with its terms, but the trustee's obligations and authority are limited to the amounts which may be held in the trust from time to time and the trustee may be subject to the direction of the Company with respect to the payment of Obligations. Accordingly, the trustee of the trust does not have any independent obligation or authority to act on behalf of any Participant or beneficiary and each Participant and beneficiary will be responsible for acting on his or her own behalf with respect to the Obligations, including with respect to, among other things, the giving of notices, responding to requests for consents, waivers or amendments, enforcing covenants and taking action upon default.


         The foregoing summary of the Plan is qualified in its entirety by reference to the terms and conditions of the Plan.


Item 5. Interests of Named Experts and Counsel.


         Legal matters in connection with the Obligations offered pursuant to the Plan have been passed upon by Thomas P. Livingston, Esq., Secretary of the Company. Mr. Livingston is eligible to participate in the Plan and owns Common Stock of the Company and options to purchase Common Stock of the Company with an aggregate value in excess of $50,000.


Item 6. Indemnification of Directors and Officers.


         Section 145 of the Delaware General Corporation Law permits the Company's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action (except settlements or judgments in derivative suits), suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of the Company, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Delaware General Corporation Law provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.


         The Company's certificate of incorporation and by-laws provide for indemnification of its directors and officers to the fullest extent permitted by law.

         As permitted by sections 102 and 145 of the Delaware General Corporation Law, the Company's certificate of incorporation eliminates a director's personal liability for monetary damages to the Company and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under section 174 of the Delaware General Corporation Law, for liability for any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or for any transaction from which the director derived an improper personal benefit.


         The directors and officers of the Company are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933 that might be incurred by them in such capacities and against which they cannot be indemnified by the Company.


Item 7. Exemption from Registration Claimed.


         Not applicable.


Item 8. Exhibits.


         The following exhibits are filed as part of this Registration
Statement:

    Exhibit 4     - Applera Corporation Deferred Compensation Plan
                    (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q of the Company for the quarter ended December 31, 2001 (Commission file no. 1-4389)).

    Exhibit 5     - Opinion of Thomas P. Livingston, Esq. (including consent).

    Exhibit 23.1  - Consent of PricewaterhouseCoopers LLP.

    Exhibit 23.2  - Consent of Thomas P. Livingston (included in Exhibit 5).

    Exhibit 24    - Power of Attorney (contained on the signature pages hereof).


Item 9. Undertakings.

         (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on November 27, 2002.


                                               APPLERA CORPORATION



                                               By: /s/  William B. Sawch
                                                   -----------------------
                                                   William B. Sawch
                                                   Senior Vice President and
                                                   General Counsel




                                POWER OF ATTORNEY


         We, the undersigned directors and officers of the Company, do hereby constitute and appoint Dennis L. Winger and William B. Sawch, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



/s/ Tony L. White                           Chairman of the Board,              November 27, 2002
------------------------------------        President and
Tony L. White                               Chief Executive Officer
                                            (Principal Executive Officer)


/s/ Dennis L. Winger                        Senior Vice President and           November 27, 2002
------------------------------------        Chief Financial Officer
Dennis L. Winger                            (Principal Financial Officer)


/s/ Vikram Jog                              Controller                          November 27, 2002
------------------------------------        (Principal Accounting Officer)
Vikram Jog


/s/ Richard H. Ayers                        Director                            November 27, 2002
------------------------------------
Richard H. Ayers


/s/ Jean-Luc Belingard                      Director                            November 27, 2002
------------------------------------
Jean-Luc Belingard


/s/ Robert H. Hayes                         Director                            November 27, 2002
------------------------------------
Robert H. Hayes


/s/ Arnold J. Levine                        Director                            November 27, 2002
------------------------------------
Arnold J. Levine


/s/ Theodore E. Martin                      Director                            November 27, 2002
------------------------------------
Theodore E. Martin


/s/ Georges C. St. Laurent, Jr.             Director                            November 27, 2002
------------------------------------
Georges C. St. Laurent, Jr.


/s/ Carolyn W. Slayman                      Director                            November 27, 2002
------------------------------------
Carolyn W. Slayman


/s/ Orin R. Smith                           Director                            November 27, 2002
------------------------------------
Orin R. Smith


/s/ James R. Tobin                          Director                            November 27, 2002
------------------------------------
James R. Tobin

                                  EXHIBIT INDEX


Exhibit No.                         Description
-----------                         -----------


Exhibit 5         Opinion of Thomas P. Livingston, Esq. (including consent).


Exhibit 23.1      Consent of PricewaterhouseCoopers LLP.


Exhibit 23.2      Consent of Thomas P. Livingston, Esq. (included in Exhibit 5).